Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 15, 2026 relating to the financial statements of Citi Trends, Inc. and subsidiary and the effectiveness of Citi Trends, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Citi Trends, Inc. for the year ended January 31, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 25, 2026